SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material pursuant to § 240.14a-12.

ELEVATE CREDIT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box, if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

ELEVATE CREDIT, INC. ANNOUNCES IT WILL HOLD ITS

ANNUAL MEETING OF STOCKHOLDERS ONLINE

FORT WORTH – APRIL 17, 2020 – Elevate Credit, Inc. (NYSE: ELVT) announced that, due to public meeting restrictions and continued public health concerns related to the spread of COVID-19, the Company will change the format of its previously announced Annual Meeting of Stockholders, scheduled for May 1, 2020 at 8:00 a.m. Central Time, from an in-person meeting to an online only meeting.

The Company has designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in‑person meeting, using online tools to ensure stockholder access and participation. More information about the online Annual Meeting is provided below.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 8:00 a.m. CT. Online access to the audio webcast will open 30 minutes prior to the start of the Annual Meeting to allow time for stockholders of record as of the close of business on March 25, 2020, the record date for the Annual Meeting, to log-in and test their equipment.

The Company is providing the live audio webcast access through an online platform. All of the Company’s stockholders are encouraged to carefully review and confirm the log-in information that follows to ensure they are accessing the appropriate designated platform. Also, the Company encourages stockholders to access the meeting in advance of the Annual Meeting’s start time.

Log-in Instructions. To attend the online Annual Meeting, stockholders should do the following:

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Stockholders of Record: Stockholders that hold shares directly in their name should go to www.meetingcenter.io/225395928 and log-in by clicking “I have a control number,” entering the 11-digit control number found on the upper right hand corner of the proxy card included in the proxy materials that were previously mailed to the stockholder and entering the following meeting code: ELVT2020 (case sensitive).

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Beneficial Stockholders: Stockholders who are not stockholders of record (e.g. stockholders who hold shares in a stock brokerage account or through a bank or other holder of record) are beneficial stockholders and must register in advance to attend the Annual Meeting.  To register you must submit proof of your proxy power (legal proxy) reflecting your Elevate Credit Inc. holdings along with your name and email address to Computershare.   Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 28, 2020. You will receive a confirmation email from Computershare of your registration.  Requests for registration should be directed to Computershare at the following email address legalproxy@computershare.com.   After registration and at the time of the Annual Meeting, beneficial shareholders should go to www.meetingcenter.io/225395928 and log-in by entering the 16-digit control number on the proxy materials that were previously forwarded or otherwise made available to the stockholder by their broker, bank or other holder of record.

Submitting Questions. Prior to the meeting, stockholders may submit any questions in advance by emailing the Company’s CFO, Christopher Lutes, at: investors@elevate.com. On the day of, and during the question and answer portion of the Annual Meeting, stockholders will also be able to submit questions through the platform being used for the Annual Meeting.

After the business portion of the Annual Meeting concludes and the meeting is adjourned, the Company will hold a question and answer session, during which the Company intends to answer appropriate questions submitted prior to or during the meeting that are pertinent to the Company and the items being brought before stockholders for a vote at the Annual Meeting, as time permits.

Assistance. Beginning 30 minutes prior to, and during the Annual Meeting, the Company will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If a stockholder encounters any difficulty accessing, or during, the virtual meeting, the support tools that may be found on the respective online platform being used for the Annual Meeting should be utilized. If you need assistance voting your shares or obtaining your control number (Stockholders of Record), please call Investor Relations at (817) 928-1646 or send an e-mail to investors@elevate.com.

Whether or not a stockholder plans to access the online webcast of the Annual Meeting, the Company urges all stockholders to vote and submit their proxies in advance of the Annual Meeting using one of the methods described in the proxy materials that were mailed to stockholders of record on or about April 1, 2020. Stockholders are encouraged to read the Company’s proxy statement carefully. All information included in the proxy statement remains unchanged except with respect to the matters set forth herein.

About Elevate

Elevate (NYSE: ELVT), together with its bank partners, has originated $8.1 billion in non-prime credit to more than 2.4 million non-prime consumers to date and has saved its customers more than $6.5 billion versus the cost of payday loans. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s suite of groundbreaking credit products includes RISE, Elastic, Sunny and Today Card. For more information, please visit http://www.elevate.com.